Exhibit 21.1

IDENTIV, INC.

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name	Jurisdiction of Incorporation/Formation
Americas:
ACIG TECHNOLOGY Corp.	Florida
Microtech International Inc.	Delaware
SCM Microsystems (U.S.) Inc.	Delaware
4446691 Canada Inc.	Canada
idOnDemand Inc.	Delaware
Europe:
Identive Technologies AG	Germany
Bluehill ID AG	Switzerland
Identive Group AG	Switzerland
Identive Services AG	Switzerland
Identiv GmbH	Germany
Dazzle Europe GmbH	Germany
SCM Microsystems Group Ltd.	United Kingdom
SCM Microsystems Ltd.	United Kingdom
Identive Systems GmbH	Germany
Asia:
Multicard Pty Ltd	Australia
SCM Microsystems (Asia) Pte. Ltd.	Singapore
Identiv KK	Japan
SCM Microsystems (India) Private Limited	India
Identiv Pvt. Ltd.	India
SCOLIS Technologies Pte. Ltd.	Singapore
Identiv Pte. Ltd.	Singapore
Identiv Australia Pty Ltd	Australia

All subsidiaries of the registrant are substantially owned, directly or indirectly by Identiv, Inc., and do business under their respective names.